Filed Pursuant to Rule 433

Registration No. 333-273195

September 14, 2023

Ivanhoe Electric Inc. (the “Company” or “Ivanhoe”) has filed an automatic shelf registration statement on Form S-3 (File No. 333-273195) and a preliminary prospectus supplement with the United States Securities and Exchange Commission (“SEC”) for the offering to which this communication relates. Before you invest, you should read the preliminary prospectus supplement, the accompanying prospectus in that registration statement and other documents the Company has filed with the SEC for more complete information about the Company and the offering to which this communication relates. The offering to which this communication relates is being made only by means of a prospectus supplement and accompanying prospectus. A copy of the prospectus supplement and accompanying prospectus related to the offering may be obtained from BMO Capital Markets Corp., Attn: Equity Syndicate Department, 151 W 42nd Street, 32nd Floor, New York, NY 10036, email: bmoprospectus@bmo.com; or J.P. Morgan Securities LLC, Attention: Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, NY 11717, or by telephone at (866) 803-9204, or by email at prospectus-eq_fi@jpmchase.com. Copies of the prospectus supplement and accompanying prospectus may also be obtained from www.sec.gov and www.sedarplus.ca.

September 14, 2023

Issuer:	Ivanhoe Electric Inc.

Symbol/Exchange:	“IE” / NYSE American and TSX

Offering Size:	11,851,852 shares of Ivanhoe’s common stock

Option to Purchase Additional Shares of Common Stock:	The underwriters have a 30-day option to purchase up to 1,777,777 additional shares of common stock

Public Offering Price:	$13.50 per share of common stock

Expected Closing Date:	September 18, 2023

Book-running Managers:	BMO Capital Markets Corp. J.P. Morgan Securities LLC

Additional Disclosure:	The following clause (8) is hereby added to the second paragraph under “Underwriting – No Sales of Similar Securities” in the preliminary prospectus supplement: “and (8) the issuance of up to $20,000,000 of shares of common stock on a private placement basis at a price per share equal to no less than the public offering price, being $13.50 per share.”

An investment in the securities described herein involves significant risks that should be carefully considered by prospective investors before purchasing securities described herein. The risks outlined in the applicable prospectus supplement, the accompanying prospectus in the registration statement of Ivanhoe dated July 10, 2023 and in the documents incorporated by reference therein should be carefully reviewed and considered by prospective investors in connection with any investment in the securities described herein.